SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                   FNB BANCORP
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    302515101
                                 (CUSIP Number)


                                 April 24, 2009
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)

        [X]  Rule 13d-1(c)

        [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 302515101                  13G                       Page 2 of 5 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Thomas Galt Atwood  Cypress Abbey Company 94-0416350
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
     Thomas Galt Atwood, individually and as controlling shareholder of Cypress Abbey Company
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Atwood - U.S.A. Cypress Abbey - California, U.S.A.
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                             Atwood 149,391 Cypress Abbey 271,772
      NUMBER OF         --------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY             0
      OWNED BY          --------------------------------------------------------
        EACH            7    SOLE DISPOSITIVE POWER
      REPORTING              Atwood 149,391 Cypress Abbey 271,772
       PERSON           --------------------------------------------------------
        WITH            8    SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Atwood 149,391 Cypress Abbey 271,772
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     Atwood IN   Cypress Abbey   CO
--------------------------------------------------------------------------------

CUSIP No. 302515101                  13G                       Page 3 of 5 Pages

Item 1.

(a)      Name of Issuer

         FNB Bancorp

(b)      Address of Issuer's Principal Executive Offices

         975 El Camino Real, 3rd floor, South San Francisco, CA 94080

Item 2.

(a)      Name of Person Filing:

         Thomas Galt Atwood

(b)      Address of Principal Business Office or, if none, Residence

         P.O. Box 1516, Colma, CA 94014

(c)      Citizenship

         U.S.A.

(d)      Title of Class of Securities

         Common Stock

(e)      CUSIP Number

         302515101

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).
(b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
         78c).
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) [ ]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 302515101                  13G                       Page 4 of 5 Pages

Item 4.  Ownership.

(a)      Amount beneficially owned:

         Atwood 149,391 Cypress Abbey 271,772

(b)      Percent of class:

         13.9%

(c)      Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote Atwood 149,391 Cypress Abbey 271,772

         (ii)     Shared power to vote or to direct the vote 0

         (iii) Sole power to dispose or to direct the disposition of Atwood 149,391 Cypress Abbey 271,772

         (iv)     Shared power to dispose or to direct the disposition of 0

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of Group.

         Not applicable

Item 10. Certification

(a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 302515101                  13G                       Page 5 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 8, 2009


                                       By: /s/ T. G. Atwood
                                           -------------------------------------
                                           Thomas Galt Atwood


                                       By: /s/ T. G. Atwood
                                           -------------------------------------
                                           President of Cypress Abbey Company